Exhibit 10 (q)

TERMINATION AGREEMENT AND GENERAL RELEASE
THIS TERMINATION AGREEMENT AND GENERAL RELEASE (this “Agreement”) is entered into as of this 3 day of March, 2017, by and between McDonald’s Corporation, a Delaware corporation (the “Company”) and Gloria Santona (the “Executive”), pursuant to the Company’s Executive Retention Replacement Plan (the “Plan”), a copy of which is attached hereto as Exhibit A.
W I T N E S S E T H:
WHEREAS, the Executive participates in the Plan; and
WHEREAS, if the Executive complies with her obligations under the Plan, she will hereafter be entitled to substantial compensation and benefits under the Plan to which she would not otherwise be entitled; and
WHEREAS, the Executive is required under the Plan to execute this Agreement in order to receive benefits under the Plan;
NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:
1. Definitions. Capitalized terms used but not defined in this Agreement shall have the meanings given to them in the Plan. The following terms shall have the meanings set forth below:
Agreement: defined in the first paragraph above.
Company: defined in the first paragraph above.
Company Property: all records, documents, materials, papers, computer records or print-outs belonging to McDonald’s, including without limitation those containing Confidential Information and Trade Secrets.
Competing Business: any Person (and any branches, offices or operations thereof) that is a material and direct competitor of McDonald’s in any country in the world or in any state of the United States by virtue of selling, manufacturing, processing or promoting any product that is substantially similar to, competes with, or is intended to compete with, replace, or duplicate in the market any product that was sold or under development by McDonald’s during the five years (or shorter period of the Executive’s employment with the Company) preceding the date of execution of this Agreement or with respect to which the Executive has had specific knowledge and involvement.
Confidential Information and Trade Secrets: all valuable and unique tangible and intangible information and techniques acquired, developed or used by McDonald’s relating to its business, operations, employees and customers, which gives McDonald’s a competitive advantage in the businesses in which McDonald’s is engaged, including without limitation processes, methods, techniques, systems, computer data, formulae, patents, models, devices, compilations, customer lists, supplier lists or any information of whatever nature that gives McDonald’s an opportunity to obtain an advantage over competitors who do not know or use such data or information.
Executive: defined in the first paragraph above.
HR Official: the Company’s Corporate Executive Vice President - Chief People Officer (or any successor position).
Justified Disclosure: defined in Section 8(a) below.
McDonald’s: the Company and its subsidiaries, divisions, affiliates and related companies.
McDonald’s-Related Person: any director, officer, employee or franchisee of the Company or any of its subsidiaries, divisions, affiliates and related companies.
Other Separation Benefits: defined in Section 9(c) below.
Person: a person, firm, corporation, partnership, venture or other entity of any kind.
Plan: defined in the first paragraph above.
Recovery Period: the period beginning on the Date of Termination and ending on the date on which a Violation is discovered.
Release Date: the Executive’s Date of Termination.
Released Persons: defined in Section 9(a) below.
Specified Competitors: the entities listed on Exhibit B hereto and their respective subsidiaries and affiliates, as required by Section 1.02(b) of the Plan.
Stock Option Gains: defined in Section 10(c)(iv) below.
Violation: defined in the Plan.
2. Relationship of Agreement to Plan. The provisions of the Plan, including without limitation the provision regarding administration in Article II of the Plan, are applicable to this Agreement and to the obligations of the Company and the Executive hereunder, and are hereby incorporated by reference into this Agreement. However, any amendments made to the Plan after the date of this Agreement will not apply to the Executive absent the consent of the Executive, to the extent such consent is required pursuant to Article IX of the Plan.
3. Circumstances Requiring Agreement. The Executive’s employment will terminate as a result of the Executive’s election to terminate employment pursuant to Article III of the Plan.

The Executive’s Date of Termination is March 3, 2017. This Agreement constitutes the Executive’s Termination Agreement and General Release.
4. Termination Benefits. The Executive shall be entitled to receive the benefits specified in Articles IV and VIII of the Plan, provided that the Executive properly executes this Agreement, does not revoke this Agreement, and complies with all Agreements that she is required under the Plan to execute. These Termination Benefits are outlined on Exhibit C hereto.
5. Company Property and Confidentiality.
(a) Acknowledgements. The Executive acknowledges that (i) it is the policy of McDonald’s to maintain as secret and confidential all Confidential Information and Trade Secrets; (ii) all Confidential Information and Trade Secrets are the sole and exclusive property of McDonald’s; and (iii) disclosure of Confidential Information and Trade Secrets would cause significant damage to McDonald’s.
(b)    Company Property. The Executive agrees to turn all Company Property over to the CEO or the CEO’s designee, at or as promptly as practicable following the execution of this Agreement. However, Executive may retain her mobile telephone and mobile telephone number. Executive acknowledges she will be responsible for any and all related mobile telephone charges incurred after the Date of Termination. McDonald’s will take all necessary steps to release the telephone number to your personal account by the Date of Termination. Notwithstanding, Executive agrees that McDonald’s may remove all confidential and proprietary information in Executive’s mobile telephone prior to the Date of Termination.
(c) Confidentiality. The Executive shall not, without obtaining the Company’s consent pursuant to Section 7 below, use, disclose, furnish or make accessible to any Person any Confidential Information and Trade Secrets obtained during the Executive’s employment with the Company at any time for so long as such information remains confidential or secret.
6. Other Covenants.
(a) Acknowledgements. The Executive acknowledges that McDonald’s is engaged in a highly competitive, global business that requires the preservation of Confidential Information and Trade Secrets. The Executive further acknowledges that McDonald’s has near-permanent relationships with vendors, affiliates, customers, suppliers, manufacturers, alliance partners, employees and service organizations, which McDonald’s has a legitimate interest in protecting. Finally, the Executive acknowledges that the covenants set forth in this Section 6 are reasonable under the circumstances, that he or she has the skill and ability to find alternative commensurate work not in violation of such covenants and that he or she has the wherewithal to support herself and her family without violating such covenants, including without limitation the covenant not to compete provided for in Section 6(b) below.
(b) Noncompetition. The Executive agrees to not work for or provide services to a Competing Business or to the Specified Competitors at any time on or before March 3, 2019.
(c) Exceptions. It shall not be considered a violation of this Section 6 for the Executive to engage in any of the following:

(i) The performance of services for and on behalf of an investment banking or commercial banking, auditing, law or consulting firm at any time after the termination of the Executive’s employment, so long as the Executive is not personally engaged in rendering services to or soliciting business of a Competing Business or any of the Specified Competitors; or
(ii) Being the record or beneficial owner of up to one (1) percent of the outstanding voting securities of any publicly traded entity; or
(d)    Nothing in Section 6 shall be construed to restrict the right of a lawyer to provide legal services for a law firm or on behalf of another company or client, provided that a lawyer who has formerly represented McDonald’s (a) may not thereafter represent another company in a matter that is the same or substantially related to the matter in which the lawyer represented McDonald’s and in which the other company’s interests are materially adverse to McDonald’s interests; and (b) may not use or disclose confidential information obtained while employed by McDonald’s.
(e) No Solicitation or Hiring of Employees. The Executive shall not, at any time on or before March 3, 2019, solicit or attempt to solicit any employee (other than the Executive’s administrative assistant), consultant, franchisee, supplier or independent contractor of McDonald’s to terminate, alter, or lessen that party’s affiliation with McDonald’s or to interfere with or violate the terms of any agreement or understanding between such entity, employee or person and McDonald’s.
(f) No Disparagement. The Executive shall not, at any time on or before March 3, 2020, (i) make any public disclosures or publish any articles or books about McDonald’s, its business or any McDonald’s-Related Person, or grant an interview regarding McDonald’s to any representative of the public media, without the prior written consent of the CEO, or (ii) intentionally publish any statement or make any disclosure about McDonald’s, its business or any McDonald’s-Related Person that is disparaging, derogatory or otherwise casts a bad light on McDonald’s, its business or any McDonald’s-Related Person. However, nothing in this Section 6(f) shall preclude Executive from participating in general leadership, legal, or corporate governance speeches, panels, or interviews including references to her experiences at McDonald’s.
7. Consent Procedure.
(a) Seeking Consent. The Executive may seek the Company’s consent to engage in any of the activities prohibited by Section 5(c) or Section 6 above, by providing written notice thereof to the Company addressed to the HR Official or to the CEO, including, in the case of an activity prohibited by Section 6, a full and complete disclosure in writing to the Company of all the relevant facts, including without limitation the services to be rendered or activities to be engaged in, places of employment, performance of services or activities, compensation to be paid, expertise to be provided, amount to be invested, stock or debt to be received, and business plan or plans to be executed by such entity or person. The Company thereafter shall have fourteen (14) calendar days to consider the Executive’s contemplated activities as disclosed and shall in writing, either consent or object to such activities. It is agreed that consent shall not be unreasonably withheld.
(b) Binding Decisions. All decisions of the Company under this Section 7 shall be final and binding upon the Executive, and the Executive shall not engage in any such activities if the Company shall object.
8. Legal Compulsion.
(a) Notice. If the Executive reasonably and in good faith believes that she is or may be compelled by law or by a court or governmental agency by a proper proceeding to disclose Confidential Information and Trade Secrets, or to make a statement or take other action that would, absent this Section 8, violate Section 5(c) above (each such disclosure, statement or action, a “Justified Disclosure”), then the Executive shall give the Company written notice thereof as far in advance of such Justified Disclosure as is lawful and practicable, shall cooperate (at the Company’s sole expense) with the Company in its efforts to prevent such Justified Disclosure from being compelled, and shall limit her Justified Disclosure to the minimum compelled by law or court order, except to the extent the Company agrees otherwise in writing.
(b) No Violation. If the Executive complies with the foregoing procedure to the greatest extent possible without violating applicable law, then the Executive shall not be deemed to have breached Section 5(c) above as a result of the Justified Disclosure.
9. Release Provisions.
(a) Release. The Executive understands, intends and agrees that this Section 9 constitutes full, complete and final satisfaction of all claims, demands, lawsuits or actions of any kind, whether known or unknown, against McDonald’s and/or their respective directors, officers or employees (with McDonald’s, collectively, the “Released Persons”), arising at any time up to and including the Release Date, and the Executive hereby forever releases each Released Person from all such matters. This includes, but is not limited to, a release of claims, demands, lawsuits and actions of any kind relating to any employment or application for employment or franchise, claims relating to resignation and/or cessation of employment, claims alleging breach of contract of any tort, claims for wrongful termination, defamation, intentional infliction of emotional distress, personal injury, violation of public policy and/or negligence related to employment or resignation, claims under Title VII of the Civil Rights Act of 1964, as amended, Section 1981 of the Civil Rights Act of 1866, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, as amended, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act of 1993, the Illinois Human Rights Act, or any other state, Federal or local law prohibiting discrimination, and claims based on any other law, regulation, or common law, whether before any Federal, state or local agency, in any court of law or before any other forum. Notwithstanding the foregoing, the Executive’s release shall not extend to any claims (i) for benefits under Employee Plans that are qualified under Section 401(a) of the Internal Revenue Code, (ii) for payments and benefits to which the Executive is entitled under the Plan as provided in Section 4 above, (iii) for payments or benefits under any Deferred Compensation Plan, Benefit Plan or other employee benefit plan of the

Company to which the Executive is entitled by the terms thereof, except as provided otherwise in Section 9(c) below and except to the extent such entitlements are specifically amended or eliminated by the Plan, or (iv) for indemnification under the Company’s policy on indemnification of officers and directors and coverage under any related insurance policies.
(b) Advice, Time to Consider and Revocation. The Executive is hereby advised to consult with an attorney prior to executing this Agreement. The Executive is further advised that she has a period of 21 days within which to consider the terms of this Agreement and whether or not to execute it. In addition, for a period of 7 days following the Executive’s execution of this Agreement, she has the right to revoke this Agreement, and no portion of this Agreement shall become effective or enforceable until such revocation period has expired.
(c) Other Benefits. The Executive acknowledges and agrees that the payments and benefits provided to the Executive under the Plan are in lieu of any payments, benefits or arrangements to which the Executive might otherwise be entitled to under any Employee Plan or other plan or arrangement which provides for severance or separation (“Other Separation Benefits”), and the Executive hereby waives any and all rights and claims that she may now or hereafter have to any Other Separation Benefits; provided, that the foregoing waiver shall not apply to any right the Executive may have to any gross-up payments related to the excise tax on excess parachute payments imposed by Section 4999 of the Internal Revenue Code under any change of control employment agreement with the Company. The foregoing shall not be construed as affecting in any manner the Executive’s benefits and entitlements (if any) under any Employee Plan that provides pension or retiree medical or life insurance benefits.
(d) Acknowledgements. The Executive acknowledges having read and understood the provisions of this Section 9 as well as the other provisions of this Agreement, and represents that her execution of this Agreement constitutes her knowing and voluntary act, made without coercion or intimidation. The Executive acknowledges and agrees that the release set forth in this Section 9 is being given only in exchange for consideration in addition to anything of value to which the Executive already is entitled. The Executive finally agrees not to file any lawsuits against the Company or any of the released entities or persons with respect to claims covered by the release given in this Section 9.
(e)     Nothing in this Agreement shall prohibit or interfere with your right to file a charge, cooperate or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, or other federal, state or local agency, and this section does not require you to assist and cooperate with McDonald’s in any claim, lawsuit or proceeding by you against McDonald’s for breach of this Agreement or for a claim that is excepted from the General Release, above.
(f)     Further, nothing in this Agreement prohibits you from reporting possible violations of federal, state or local law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal, state or local law or regulation. You do not need the prior authorization or approval of the Law Department or anyone else at McDonald’s to make any such reports or disclosures and you are not required to notify the company that you have made such reports or disclosures.

10. Remedies.
(a) Acknowledgements. In recognition of the confidential nature of the Confidential Information and Trade Secrets, and in recognition of the necessity of the limited restrictions imposed by the Agreement, the Executive acknowledges it would be impossible to measure solely in money the damages which McDonald’s would suffer if the Executive were to breach any of her obligations under Sections 5 and 6 above. The Executive also acknowledges that her breach of any such obligations would irreparably injure the Company.
(b) Entitlement to Injunctive Relief. If the Executive breaches any of her obligations under Sections 5 and 6 above, McDonald’s shall be entitled, in addition to any other remedies to which McDonald’s may be entitled under the Agreement or otherwise, to an injunction issued by a court of competent jurisdiction, to restrain any breach or threatened breach, of such provisions, and the Executive waives any right to assert any claim or defense that McDonald’s has an adequate remedy at law for any such breach and any right to require, or request a court to require, that McDonald’s post a bond in connection therewith.
(c) Effect on Other Benefits. In the event of a breach by the Executive of any of her obligations under this Agreement, excluding for this purpose an isolated, insubstantial and inadvertent action, the Company shall be entitled to:
(i) discontinue any and all payments and other benefits to which the Executive or her beneficiaries would otherwise be entitled pursuant to this Agreement and/or the Plan;
(ii) terminate any and all unexercised stock options, outstanding restricted stock units and outstanding awards under the CPUP then held by the Executive or by any transferee of the Executive;
(iii) require the Executive to repay to the Company the aggregate amount of cash payments received by the Executive from the Company pursuant to this Agreement and/or the Plan; and
(iv) in the case of any such breach occurring after the Executive’s Date of Termination, require the Executive to pay to the Company any Stock Option Gains (as defined in the next two sentences). “Stock Option Gains” with respect to the Executive’s stock options that were not vested as of her Date of Termination means the aggregate amount of any gain recognized upon exercise of such stock options during the Recovery Period. “Stock Option Gains” with respect to the Executive’s stock options that were vested as of her Date of Termination means the excess, if any, of (A) the aggregate amount of any gain recognized upon exercise of such stock options during the Recovery Period over (B) the amount of gain that would have been recognized, had such exercises instead occurred on the Executive’s Date of Termination.

11. Successors. This Agreement shall be binding upon and inure to the benefit of the Company and the Executive and their respective heirs, representatives and successors.
12. Jurisdiction and Venue. Any action arising under this Agreement or between the Company and the Executive shall be instituted and brought exclusively under the jurisdiction and venue of the appropriate state or federal courts for the City of Oak Brook, Illinois, County of DuPage. The Executive hereby consents to the exclusive jurisdiction of said courts regardless of where the Executive may be domiciled at the time such suit is brought. It is further agreed that in the event the Company shall be required to institute any proceedings to enforce the terms of this Agreement, then the Company shall be entitled to recover its attorney fees and attendant expenses as part of any recovery.
13. Captions. The captions of the Sections of and Exhibits to this Agreement are not a part of the provisions hereof and shall have no force or effect.
14. Entire Agreement. This Agreement, together with the Plan, contain the entire agreement between the parties, and supersede any and all previous agreements, written or oral, between the Executive and the Company relating to the subject matter hereof. No amendment or modification of the terms of this Agreement shall be binding upon the parties hereto unless reduced to writing and signed by each of the parties hereto.
15. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original.
16. Severability. If any one or more Sections or other portions of this Agreement are declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any Section or other portion not so declared to be unlawful or invalid. Any Section or other portion so declared to be unlawful or invalid shall be construed so as to effectuate the terms of such Section or other portion to the fullest extent possible while remaining lawful and valid.
17. Governing Law. To the extent not preempted by federal law, this Agreement shall be interpreted and construed in accordance with the laws of the State of Illinois, without regard to any otherwise applicable conflicts of law or choice of law principles.

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IN WITNESS WHEREOF, the Executive has hereunto set his hand, and the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

McDONALD’S CORPORATION

/s/ David O. Fairhurst
By:
Corporate Executive Vice President &
Chief People Officer
Title:
David O. Fairhurst
Name:

EXECUTIVE

/s/ Gloria Santona
By:
Gloria Santona
Name: